SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release Of All Claims (hereinafter referred to as the “Agreement”) is made and entered into this 24th day of November, 2009 (hereinafter referred to as the “Execution Date”) by and between KONA GRILL, INC., a Delaware corporation, its affiliates, subsidiaries, divisions, successors, and assigns, and the directors, officers, and agents thereof (hereinafter collectively referred to as “Employer”) and MARK L. BARTHOLOMAY (hereinafter referred to as “Employee”).

RECITALS

WHEREAS, Employee was employed by Employer as Chief Operating Officer;

WHEREAS, the terms and conditions of Employee’s employment with Employer were most recently set forth in that certain Executive Employment Agreement dated May 11, 2009 (hereinafter referred to as the “Employment Agreement”);

WHEREAS, Employee’s employment with Employer was terminated without Cause (as that term is defined in Section 1.2 of the Employment Agreement), effective November 20, 2009 (hereinafter referred to as the “Separation Date”);

WHEREAS, Employer and Employee, in order to settle, compromise and fully and finally release any and all claims and potential claims against Employer and the Released Parties (as defined below in Paragraph 5) arising out of Employee’s employment and the cessation thereof, have agreed to resolve these matters on the terms and conditions set forth herein; and

WHEREAS, Employee acknowledges he is waiving rights and claims described herein in exchange for consideration in addition to anything of value to which he is already entitled.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Recitals; Effective Date. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement. This Agreement shall become effective on the eighth calendar day after the Execution Date so long as Employee has not revoked the Agreement pursuant to Paragraph 12 herein (hereinafter referred to as the “Effective Date”).

2. Employment-Related Compensation. Employee acknowledges and agrees that he has received from Employer all compensation to which he is entitled for services provided to Employer through the Separation Date. Employee further acknowledges and agrees that he is not entitled to, or has been provided all compensation due for, any accrued vacation or other benefits, and that he has received reimbursement from Employer of all reasonable business expenses incurred by him through the Separation Date, if any, in accordance with Employer’s expense reimbursement policy and practices.

3. Severance Benefits.

(a) In consideration of the promises set forth herein, and provided Employee does not revoke this Agreement pursuant to Paragraph 12 herein, pursuant to Section 6.3.1 of the Employment Agreement, Employee shall be entitled to the following severance benefits in return for Employee’s execution and non-revocation of this Agreement (which Employee acknowledges he must execute and not revoke in accordance with Section 6.3.1 of the Employment Agreement), subject to the terms and conditions set forth therein. For purposes of clarification and avoidance of doubt, provided Employee executes and does not revoke this Agreement pursuant to Paragraph 12 herein, Employee shall receive the following as severance benefits: (a) Base Salary earned but unpaid as of the Separation Date; and (b) any other payments and/or benefits which Employee is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement. Additionally, Employee will receive: (x) Base Salary in effect at the time of the termination for a period of fifteen (15) months following the termination of Employee’s employment with Employer, in the manner and at such times as the Base Salary otherwise would have been payable to Employee; (y) continuation of medical and dental benefits in effect under COBRA as of the date of termination of employment for a period of twelve (12) months (“Continuation Period”) following the date of termination of Employee’s employment with Employer; and (z) all unvested Stock Options scheduled to vest over the Continuation Period shall immediately vest and be immediately exercisable. Employee acknowledges and agrees that he shall not be entitled to any discretionary Incentive Bonus, or any pro-rata portion of any such bonus, as any severance benefit, notwithstanding anything to the contrary herein or in Section 6.3.1 of the Employment Agreement.

(b) Section 9.2 of the Employment Agreement shall be amended in its entirety to read as follows:

“9.2 Non-Competition. During the Period of Employment and for a period of twelve (12) months after any termination of employment hereunder for any reason, the Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any business involving a restaurant or chain of restaurants in the upscale casual dining segment operating or planning to operate a restaurant within a 10 mile radius of an existing or planned Company restaurant. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.”

Notwithstanding the foregoing, all of the terms and conditions of Section 9 of the Employment Agreement shall continue in full force and effect.

4. Adequate Consideration. Employee acknowledges and agrees that Paragraph 3 of this Agreement provides substantial consideration to Employee in addition to anything of value to which he is, as a matter of law, otherwise entitled.

5. Release of All Claims by Employee. In consideration of his receipt of the severance benefits set forth in Paragraph 3 of this Agreement, Employee, for himself, his spouse (if any), their marital community (if any), and their respective heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally release and discharge Employer, its subsidiaries, parent companies, employee benefit plans, any co-employers or joint employers, their officers, directors, employees, agents, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively referred to hereinafter as the “Released Parties”), from any and all claims which he or they may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought under any agreement between Employer and Employee (except for this Agreement), as well as any and all claims brought or that could be brought to pursuant to or under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Securities and Exchanges Acts of 1933 and 1934; the Sarbanes-Oxley Act (SOX), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the Equal Pay Act, the Arizona Constitution, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s wage and hour statutes, and any other statute set forth in the statutes or codes of any state, including but not limited to Arizona or Minnesota, that pertain or relate to, or otherwise touches upon, the employment relationship between Employer and Employee and the Released Parties; including (but not limited to) any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims arising out of and/or in any way related to Employee’s employment with Employer or the circumstances of the termination of that employment, whether known by him at the time of execution of this Agreement or not, including any such claims that could be brought for breach of the Employment Agreement, and further including, without limitation, any claim(s) for any unpaid wages, bonus amounts, or any other compensation from Employer. By signing this Agreement, however, Employee does not waive any rights or claims that may arise after the Effective Date of this Agreement, nor does he waive any vested rights he may have under the terms of any stock option plan or any profit-sharing, retirement, or similar employee welfare benefit plan administered or sponsored by Employer.

6. No Pending Claims. Employee represents and warrants that there are no claims, charges, lawsuits, or any similar matters of any kind filed by him or on his behalf or for his benefit presently pending against Employer or the Released Parties, or any of them, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.

7. Covenant Not to Sue. Employee specifically covenants not to file any lawsuits, complaints, claims, or charges, either on his own behalf or in any representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body against Employer or the Released Parties, or any of them, on and/or for any and all of the claims released by this Agreement.

8. Preclusive Effect of Agreement. Employee acknowledges, understands, and agrees that this Agreement may be pled as a complete bar to any action or suit before any court or administrative body with respect to any lawsuit, complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against Employer or the Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Effective Date of this Agreement.

9. Return of Employer Property. Prior to or on the date Employee signs this Agreement, Employee agrees to and shall return to Employer all Employer property in his actual or constructive possession, if he has not already done so, including, but not limited to, all key cards, access badges, keys, credit cards, computers, books, and records belonging to Employer.

10. Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by Employer of any liability whatsoever, or as an admission by Employer of any violation of Employee’s rights or the rights of any other person, a violation of any order, law, statute or duty, or breach of any duty owed to Employee or any other person. Employer specifically disclaims any and all such liability.

11. Review. A copy of this Agreement was delivered to Employee on November 23, 2009. Employee is advised that he has twenty-one (21) days from the date he is presented with this Agreement to consider this Agreement. If Employee executes this Agreement before the expiration of twenty-one (21) days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take twenty-one (21) days to consider this Agreement.

12. Revocation. Employee may revoke this Agreement for a period of seven (7) days after he signs it. Employee agrees that if he elects to revoke this Agreement, he will notify Employer, in writing (care of Daniel B. Pasternak, Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016), via certified mail, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon expiration of the revocation period, as provided in Paragraph 1 above.

13. Knowing and Voluntary; ADEA Waiver.  Employee represents and warrants that he was advised by Employer to consult with an attorney of his own choosing concerning the provisions set forth herein, and that he has thoroughly discussed all aspects of this Agreement with counsel of his choosing, or that he had the opportunity to do so. Employee further represents and warrants that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing all claims and potential claims against Employer and the Released Parties, and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof. Employee represents and warrants that as part of this Agreement, he is knowingly and voluntarily releasing and waiving any claims he believes he may have under the Age Discrimination in Employment Act.

14. Acknowledgement and Confirmation of Continuing Obligations. Employee acknowledges and confirms that the obligations set forth in Sections 8 and 9 of the Employment Agreement continue after, and shall survive, Employee’s termination of employment with Employer.

15. Confidentiality. Employee agrees to keep confidential, and to not divulge, the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to current or former employees of Employer or the Released Parties, members of the press and media, and other members of the public. Notwithstanding the foregoing, Employee may permissibly disclose the existence and terms of this Agreement to his spouse, however, his spouse shall be bound to the confidentiality provisions set forth in this paragraph, and they specifically agree to not divulge the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to employees or former employees of Employer or the Released Parties, members of the press and media, and other members of the public. This paragraph shall not prohibit Employee and his attorney(s) from disclosing the terms of this Agreement to his tax advisor(s) to the extent necessary to prepare his income tax returns and to represent his in connection with any proceedings relating thereto, or from advising a governmental taxing authority of the consideration being paid to him, or of the existence of this Agreement in response to a question or questions posed by such taxing authority.  The parties agree that it shall not be a breach of this Agreement if Employee’s disclosure of such information has been compelled through the issuance of compulsory legal process, provided, however, that in such case, Employee agrees to give Employer reasonable notice (care of Daniel B. Pasternak, Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016) of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this paragraph for Employee to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. Employee understands and agrees that this confidentiality provision is a material term of this Agreement, and that his agreement to this provision concerning confidentiality is a material inducement to Employer’s willingness to enter into this Agreement.

16. Cooperation. Employee agrees, for a reasonable period of time following the Separation Date, to provide reasonable assistance to Employer (including assistance with litigation and arbitration matters), upon Employer’s reasonable request, concerning Employee’s previous employment-related responsibilities. Such assistance may include, but is not limited to, communicating and/or meeting with Employer’s attorneys, giving deposition testimony, attending depositions, reviewing pleadings, including discovery pleadings, and attending and giving testimony in court and arbitration proceedings.

17. Non-Disparagement. Neither Employee nor Employer, nor anyone acting on such party’s behalf will make any derogatory or disparaging statement about the other party, to any individual or entity, including but not limited to, such party’s actual or potential clients, customers, vendors, business partners, suppliers, employees, financial or credit institutions, or the media, nor directly or indirectly take any action which is intended to embarrass any of them. For purposes of this Paragraph 17, a disparaging statement is any communication, oral or written, which would cause to tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person to whom or entity to which the communication relates.

18. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by both of the parties hereto.

19. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith.

20. Paragraph Titles. The paragraph titles in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

21. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

22. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Facsimile signatures shall be sufficient and fully binding.

23. Arbitration.

(a) Except for actions seeking an injunction, which shall not be subject to arbitration, the parties agree to submit all disputes, controversies, and claims arising out of or relating to this Agreement or relating to Employee’s former employment with Employer, to private, confidential, final, and binding arbitration before a single arbitrator in the greater Phoenix, Arizona metropolitan area, pursuant to the Employment Arbitration Rules of the American Arbitration Association.

(b) Either party may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits which would apply to the filing of a civil complaint in Arizona state court. A late request will be void. If Employee and Employer are unable to agree upon a neutral arbitrator, the party requesting arbitration will obtain a list of arbitrators from the American Arbitration Association. An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with the party that did not initiate arbitration having the first strike. The arbitrator shall be bound by the provisions and procedures set forth in the Employment Arbitration Rules of the American Arbitration Association. The arbitrator shall determine the prevailing party in the arbitration. All administrative expenses of arbitration, e.g., arbitrator’s fees, court reporter fees, etc., will be borne equally by both parties. Each party shall bear its own respective attorneys’ fees or taxable costs. The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue, including an award of attorneys’ fees and costs.

(c) Except for injunctive matters, arbitration shall be the exclusive means of resolving any dispute(s) under or identified in this Agreement and no other action shall be brought in any court or administrative forum for such disputes. However, nothing in this Section shall affect National Labor Relations Board proceedings or petitions for judicial review of a decision issued by any state civil rights agency, with appropriate authority, after an administrative hearing.

(d) If any court of competent jurisdiction declares that any part of this Section of this Agreement pertaining to arbitration of disputes is illegal, invalid, or unenforceable, such a declaration will not affect the legality, validity, or enforceability of the remaining parts of the Agreement, and the illegal, invalid, or unenforceable part will no longer be part of this Agreement in accordance with the provisions set forth in this Agreement in Section 25. The parties hereto agree that the United States District Court for the District of Arizona or the Superior Court of Maricopa County, Arizona (but only if the United States District Court lacks jurisdiction), shall have the authority to enter a judgment to enforce the arbitration decision, and shall irrevocably constitute the sole and exclusive forum for enforcing any arbitration decision.

(e) THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY TRIAL FOR CLAIMS, INCLUDING CLAIMS RELATING TO A DISPUTED TERMINATION, STATE LAW-BASED CONTRACT AND TORT CLAIMS, AND/OR A CLAIM FOR UNLAWFUL HARASSMENT OR EMPLOYMENT DISCRIMINATION, TO THE EXTENT ALLOWED BY LAW.

24. Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws principles thereof. Except as provided in Section 23 above, with respect to any litigation based on, arising out of, or in connection with this Agreement, the parties expressly submit to the personal jurisdiction of the District Court for the District of Arizona or the Superior Court of Maricopa County, Arizona (but only if the United States District Court lacks jurisdiction), and the parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

25. Severability. Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein, be declared or determined by any court to be illegal or invalid, the validity of he remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

26. Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

27. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of, as applicable, the parties’ respective successors, assigns, heirs, estates, and representatives.

28. Defined Terms. Capitalized terms set forth herein not defined in this Agreement shall have the meaning and definition provided for them in the Employment Agreement.

29. Attorneys’ Fees and Costs. Employee and Employer agree that each party will bear its own costs and attorneys’ fees in connection with all matters related to the subject matter of this Agreement and the settlement of those matters encompassed by this Agreement. Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of attorneys’ fees and costs incurred therein.

30. Waiver of Notice Provision by Employee. Employee waives any right Employee may have had to notice in advance of termination of employment, including but not limited to any such right that might have or may arise under or out of Section 6.3 of the Employment Agreement.

31. Indemnification. Employer agrees that if Employee is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of Employer or is or was serving at the request of Employer as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as an officer, member, employee or agent, Employee shall be indemnified, protected, defended, and held harmless by Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement or as a result of a judgment in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees and costs) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Section 31 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Employee against Employer or its directors, officers, employees, or other indemnified parties, unless the Board has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Employee of securities of Employer within the meaning of Section 16(b) of the Exchange Act or any similar successor statute, and (c) any litigation brought against Employee by Employer under Sections 14, 15, and/or 17 of this Agreement. The rights conferred on Employee by this Section 31 shall not be exclusive of any other rights which Employee may have or hereafter acquire under any statute, Employer’s By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section 31 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Employee or Employer with respect to which he may be entitled to indemnification under this Section 31; (b) ten years after the date that Employee has ceased to serve as a director or officer of Employer or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of Employer; or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Employee is granted rights of indemnification under this Section 31, one year after the final termination of such Proceeding, including any and all appeals. The indemnification and advancement of expenses provided for by this Section 31 shall inure to the benefit of Employee’ heirs, executors and administrators.

32. D&O Insurance. Notwithstanding the separation of his employment with Employer, Employee shall continue to be covered under Employer’s Director and Officer liability insurance policy(ies) to the extent permitted and provided for under the terms and conditions of that policy(ies).

By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

/s/ Mark L. Bartholomay	Kona Grill, Inc.,
Mark L. Bartholomay	a Delaware corporation
“Employee”	“Employer”
Dated: November 24, 2009	By: /s/ Marc A. Buehler Title: President and Chief Executive Officer Dated: November 24, 2009